Exhibit 10.1

Wells Fargo Bank, National Association 121 South Market Street, 3rd Floor San Jose, CA 95113	Deutsche Bank AG New York Branch Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005	SunTrust Bank SunTrust Robinson Humphrey, Inc. 3333 Peachtree Road Northeast Atlanta, GA 30326

Wells Fargo Securities, LLC 550 California Street, Floor 12 San Francisco, CA 94104

CONFIDENTIAL

April 3, 2016

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

Attention:	Daniel W. Fairfax
Senior Vice President & Chief Financial Officer

Re:	Project Stallion Commitment Letter
$900 Million Senior Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “DB”), SunTrust Bank (“SunTrust Bank”) and SunTrust Robinson Humphrey, Inc. (“STRH” and, together with SunTrust Bank, “SunTrust”, and together with Wells Fargo and DB, collectively, the “Commitment Parties” or “we” or “us”) that Brocade Communications Systems, Inc. (the “Borrower” or “you”) seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) of all the equity interests of the entity previously identified to us by you as “Stallion” (the “Acquired Company”) pursuant to an agreement and plan of merger among the Borrower, a subsidiary of the Borrower (collectively, the “Buyer”) and the Acquired Company (the “Acquisition Agreement”), (b) pay fees, commissions and expenses in connection with the Transactions (as defined below), (c) finance the repurchase of shares of common stock of the Borrower and (d) finance ongoing working capital requirements and other general corporate purposes of the Borrower and its subsidiaries, all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the terms and conditions for senior credit facilities of $900 million to be provided to the Borrower consisting of (i) a term loan facility of $800 million (the “Term Loan A Facility”) and (ii) a revolving credit facility of $100 million (the “Revolving Credit Facility” and, collectively with the Term Loan A Facility, the “Senior Credit Facilities”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the initial borrowings under the Senior Credit Facilities on the Closing Date, the issuance of common stock of the Borrower to the holders of common stock of the Acquired Company as a portion of the purchase price for the Acquisition (the “Equity Issuance”) and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facilities are closed is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.

1. Commitments. Upon the terms and subject to the conditions set forth in this Commitment Letter and in the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”), (x) Wells Fargo Bank is pleased to advise you of its several, but not joint, commitment to provide to the Borrower 50% of the principal amount of the Senior Credit Facilities, (y) DBNY is pleased to advise you of its several, but not joint, commitment to provide to the Borrower 25% of the principal amount of the Senior Credit Facilities and (z) SunTrust Bank is pleased to advise you of its several, but not joint, commitment to provide to the Borrower 25% of the principal amount of the Senior Credit Facilities (collectively, the “Commitments”).

2. Titles and Roles. Wells Fargo Securities, DBSI and STRH, each acting alone or through or with affiliates selected by it, will act as joint bookrunners and joint lead arrangers (each, in such capacities, a “Lead Arranger”) in arranging and syndicating the Senior Credit Facilities. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) to any person to obtain its Commitment unless you and we shall agree in writing; provided that Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities, and the other Lead Arrangers will have right placement in such materials.

3. Conditions to Commitments. The Commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions to All Extensions of Credit” and in the Conditions Annex and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Senior Credit Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet).

Notwithstanding anything in this Commitment Letter (including each of the Annexes attached hereto), the Fee Letter or the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability and funding of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations made by the Acquired Company or its subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or its business in the Acquisition Agreement as are material to the interests of the Lenders referred to below (the “Specified Acquisition Agreement Representations”), but only to the extent that you or the Buyer have the right to terminate your and its obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified

Acquisition Agreement Representations not being accurate and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation (and any related closing deliverables) shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in the Term Sheet under the heading “Conditions to All Extensions of Credit” and in the Conditions Annex are satisfied (it being understood that if the Guaranteed Obligations are required to be secured by the Collateral on the Closing Date, to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than (i) in assets pursuant to which a lien may be perfected by a filing of a financing statement under the Uniform Commercial Code and (ii) the pledge and perfection of the security interest in the equity interests of each of the Borrower’s material U.S. subsidiaries (in the case of the Acquired Company and its subsidiaries, solely to the extent received by you, so long as you have used commercially reasonable efforts to obtain such certificates)) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be delivered and/or perfected within 90 days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree) pursuant to arrangements consistent with the Term Sheet to be mutually agreed by the Administrative Agent and the Borrower acting reasonably); provided that (x) to the extent a Ratings Downgrade occurs on or following the 20th business day prior to the Closing Date, to the extent that the pledge and perfection of the security interest in the equity interests of each of the Borrower’s material U.S. subsidiaries is not or cannot be provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral (other than perfection by filing of a financing statement under the Uniform Commercial Code) shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be delivered and/or perfected within 20 business days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree) and (y) with respect to assets pursuant to which a lien may be perfected by a filing of a financing statement under the Uniform Commercial Code, to the extent a Ratings Downgrade occurs on or following the 5th business day prior to the Closing Date and to the extent that the pledge and perfection of the security interest in such assets is not or cannot be completed on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the pledge and perfection of the security interest in such assets shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be pledged and perfected within 5 business days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Term Sheet relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts under the Credit Parties’ organizational documents or with material applicable law, in each case with respect solely to the entering into and performance of the Financing Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be determined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to the form of solvency certificate set forth in Annex C); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; sanctions (including, without limitation, those administered by OFAC); FCPA; and if applicable, subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in the Term Sheet under the heading “Conditions to All Extensions of Credit” and in the Conditions Annex) is not a condition to the Commitment Parties’ commitments to fund the Senior Credit Facilities hereunder on the terms set forth herein.

4. Syndication.

(a) The Lead Arrangers intend and reserve the right, both prior to and after the Closing Date, to secure commitments for the Senior Credit Facilities from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to the Senior Credit Facilities, including Wells Fargo Bank, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to assist us actively in achieving a syndication of the Senior Credit Facilities that is satisfactory to us and you. To assist us in our syndication efforts, you agree that you will (i) provide to the Commitment Parties and the other Lenders upon request all customary information reasonably deemed necessary by the Lead Arrangers to assist the Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter), (ii) make your senior management available to prospective Lenders in each case on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arrangers and your management, one bank meeting (and a reasonable number of calls) with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of a customary confidential information memorandum and other customary marketing materials, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing lending relationships of the Borrower, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw Hill Companies, Inc. (“S&P”) and (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case, prior to the launch of the syndication of the Senior Credit Facilities and to participate actively in the process of securing such ratings, including having your senior management and (vii) your ensuring (and using your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Closing Date and Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than the Senior Credit Facilities) without the written consent of the Lead Arrangers, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected, in the reasonable discretion of the Lead Arrangers, to materially impair the syndication of the Senior Credit Facilities (it being understood that indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries for capital expenditures, working capital purposes, capital leases, deferred purchase price obligations and letters of credit with Bank of America, N.A., and indebtedness of the Acquired Companies and its subsidiaries incurred in compliance with the Acquisition Agreement will not materially impair the syndication of the Senior Credit Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter (including, the Term Sheet) or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date.

(b) The Lead Arrangers and/or one or more of their respective affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities; provided that any Lender from which commitments have been accepted shall be reasonably acceptable to you. Notwithstanding the Lead Arrangers’ right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, unless otherwise agreed to by you, (i) the Commitment Parties shall not be relieved or released from their obligations hereunder (including their obligations to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Senior Credit Facilities, including their Commitments, until the initial funding under the Senior Credit Facilities has occurred on the Closing Date has occurred, (ii) no assignment by any Commitment Party shall become effective with respect to all or any portion of the Commitments until the initial funding of the Senior Credit Facilities and (iii) unless you and we agree in writing, each Commitment Party will retain exclusive control over all rights and obligations with respect to their Commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities and in no event shall the successful completion of the syndication of the Senior Credit Facilities constitute a condition to the availability of the Senior Credit Facilities on the Closing Date.

5. Information.

(a) You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, or on your behalf by any of your representatives (the “Information”), when taken as a whole, does not, and in the case of Information made available after the date hereof, will not, when taken as whole together with information contained in each of your and the Acquired Company’s respective most recent Form 10-K, Form 10-Q filings for subsequent fiscal quarters and Form 8-K filings covering the current fiscal year, in each case, publicly filed by the Borrower with the U.S. Securities and Exchange Commission, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (after giving effect to all supplements and updates thereto) and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries that have been or will be made available to the Commitment Parties or the Lenders by you, or on your behalf by any of your representatives in connection with the transactions contemplated hereby (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared, it being understood that such Projections are not to be viewed as facts or guarantees of future performance and that actual results, many of which are beyond your control, may vary materially from the Projections. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all respects under those circumstances (or, prior to the Acquisition, use commercially reasonable efforts to supplement, in the case of Information and Projections of the Acquired Company). Solely as they relate to matters with respect to the Acquired Company and its subsidiaries, prior to the Closing Date, the foregoing representations, warranties and covenants are made to the best of your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their respective subsidiaries (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby. The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Facility on the Closing Date.

(b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or their respective subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arrangers, (A) you will assist, and to the extent practical and not in contravention of the Acquisition Agreement, use commercially reasonable efforts to cause appropriate representatives of the Acquired Company to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), and (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders; provided that such materials have been provided to you for review a reasonable period of time prior thereto: (w) administrative materials for prospective Lenders such as lender meeting invitations, bank allocations, if any, and funding and closing memoranda, (x) notifications of changes in the terms of the Senior Credit Facilities, (y) drafts and final versions of the term sheet and the Financing Documentation, and (z) publicly filed financial statements regarding the Borrower and its subsidiaries (other than the Projections) and other publicly filed information. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

6. Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates and each of their respective directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including reasonable and documented legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this Commitment Letter or the Transactions (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions), and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, expenses and charges of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons) on demand as they are incurred in connection with any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) as determined by a court of competent jurisdiction in a final and non-appealable decision, the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions, (ii) a breach of the funding obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under and in accordance with this Commitment Letter, the Term Sheet, the Fee Letter or the Financing Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your subsidiaries (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Senior Credit Facilities (including the Lead Arrangers) unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision)). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Neither any Indemnified Party nor you, the Acquired Company or any of your or its subsidiaries will be liable for any indirect, consequential, special, exemplary or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth in this Section 6. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent. You shall not be liable for any settlement of any threatened or pending claim or action effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such claim or action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

7. Expenses. You agree to reimburse each of the Commitment Parties, from time to time on demand, upon presentation of a summary statement, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable legal fees and expenses of a single counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed), due diligence expenses, travel expenses and

SyndTrak costs, incurred in connection with the syndication and execution of the Senior Credit Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter, the Financing Documentation and any security arrangements in connection therewith, in each case, only if the Closing Date occurs.

8. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

9. Confidentiality.

(a) This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent (such approval not to be unreasonably withheld or delayed), except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of and have acknowledged and accepted their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Acquired Company in connection with its consideration of the Acquisition (provided that prior to the consummation of the Acquisition, any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us and such persons have been advised of and have acknowledged and accepted their obligation to maintain the confidentiality of such Commitment Documents), (iv) this Commitment Letter, but not the Fee Letter (other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner after review by counsel to the Commitment Parties, unless an unredacted version is specifically requested or required by the Securities and Exchange Commission, in which case an unredacted version may be provided), in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) you may disclose the Term Sheet and its contents (but not any other provision of the Commitment Letter, or the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Senior Credit Facilities, (vi) the Term Sheet to any ratings agency in connection with the Transactions, and (vii) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Credit Facilities or in any required public filing relating to the Transactions. In connection with any disclosure by you to any third party as set forth above (except for disclosure pursuant to clauses (ii), (iv) and (vi) above), you shall notify such third party of the confidential nature of the Commitment Documents. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall be afforded a reasonable period to review and comment on (and due consideration shall be given to such comments) any public announcement or public filing made by you or your representatives relating to the Senior Credit Facilities and referencing any of the Commitment Parties by name in connection therewith, before any such announcement or filing is made.

(b) Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants or any potential counterparty (and its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and permitted by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and permitted by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates or its affiliates in breach of this Commitment Letter or any other confidentiality obligations owing to you, the Acquired Company or any of your or its affiliates, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company or the Borrower, (viii) to the extent that such information is independently developed by such Commitment Party, (ix) to ratings agencies in connection with the Transactions and (x) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or any potential counterparty (and its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or such potential counterparty (and its advisors) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) the Closing Date.

(c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that each Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

11. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitments of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on April 3, 2016 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arrangers by such time.

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (ii) after the execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, and (iii) the “End Date” (as defined in the Acquisition Agreement as in effect on the date hereof), as extended pursuant to Section 10.1(b)(i) of the Acquisition Agreement.

12. Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival, Governing Law and Miscellaneous shall survive any termination or expiration of this Commitment Letter, the Commitment of Wells Fargo Bank or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Syndication Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the corresponding provisions of the Financing Documentation (if and to the extent covered thereby) upon the initial funding thereunder.

13. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED, (Y) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED AND (Z) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any purported assignment without such consent shall be void. Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (it being understood and agreed that the availability and funding of the Senior Credit Facilities is subject to conditions precedent), including the good faith negotiation of the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. Promptly following the execution of this Commitment Letter and Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Financing Documentation for purposes of executing and delivering the Financing Documentation substantially simultaneously with the consummation of the Acquisition.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arrangers, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Karen Byler
Name:	Karen Byler
Title:	SVP

WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin J. Sanders
Name:	Kevin J. Sanders
Title:	Managing Director

Commitment Letter

Project Stallion

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Michael Shannon
Name:	Michael Shannon
Title:	Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Robert Danziger
Name:	Robert Danziger
Title:	Managing Director

By:	/s/ Scott Flieger
Name:	Scott Flieger
Title:	Managing Director

Commitment Letter

Project Stallion

SUNTRUST BANK

By:	/s/ Sheryl Squires Kerley
Name:	Sheryl Squires Kerley
Title:	Vice President

SUNTRUST ROBINSON HUMPHREY INC.

By:	/s/ Marc Schlachter
Name:	Marc Schlachter
Title:	Director

Commitment Letter

Project Stallion

Agreed to and accepted as of the date first

above written:

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Daniel W. Fairfax
Name:	Daniel W. Fairfax
Title:	Senior Vice President and Chief Financial Officer

Commitment Letter

Project Stallion

ANNEX A

$900 MILLION

SENIOR CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:	Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc. will act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”).

Lenders:	Wells Fargo Bank, National Association and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”) reasonably acceptable to the Borrower.

Administrative Agent, Issuing Bank and Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Senior Credit Facilities:

Senior credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $900 million, such Senior Credit Facilities to consist of:

(a)    Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $100 million (the “Revolving Credit Facility”) (with (i) a $25 million subfacility for letters of credit (each, a “Letter of Credit”) and (ii) a $10 million subfacility for swingline loans (each, a “Swingline Loan”), each on customary terms and conditions). Letters of Credit will be issued by the Issuing Bank and Swingline Loans will be made available by the Swingline Lender and each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

(b)    Term Loan A Facility. A term loan facility in an aggregate principal amount of $800 million (the “Term Loan A Facility” or the “Term Loan Facility”).

Use of Proceeds:	The proceeds of the Term Loan Facility will be used to finance (a) the consummation of the Acquisition, (b) the repurchase of shares of common stock of the Borrower and (c) the payment of fees and expenses incurred in connection with the Acquisition and the Senior Credit Facilities.

The Revolving Credit Facility may be used to provide a portion of the financing for the Acquisition and ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Annex A – Term Sheet

Closing Date:	The date on which the Acquisition is consummated using the proceeds of the initial funding of the Senior Credit Facilities (the “Closing Date”).

Availability:

The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below).

The Term Loan A Facility will be available only in a single draw of the full amount of the Term Loan A Facility on the Closing Date.

Incremental Term Loans/ Revolving Facility Increase:	After the Closing Date, the Borrower will be permitted to incur (a) additional term loans under a new term facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases not to exceed an aggregate amount of up to (i) $250 million; provided that (i) no default or event of default exists immediately prior to or after giving effect thereto (other than any Incremental Term Loan or Revolving Facility Increase incurred to finance a “limited condition acquisition,” which shall be subject to the requirements set forth under the heading “Conditions to All Extensions of Credit”), (ii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Revolving Facility Increase, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan or any such Revolving Facility Increase (and assuming that the commitments under such Incremental Term Loan and the Revolving Credit Facility and such Facility Increase are fully drawn) and any permitted acquisition, refinancing of debt or other event giving rise to a pro forma adjustment, with the financial maintenance covenants in the Financing Documentation, (iv) the maturity date of any such Incremental Term Loan shall be no earlier than the then-latest Term Loan A Maturity Date (as defined below) and the weighted average life of such Incremental Term Loan shall be no shorter than the then-remaining weighted average life of the then latest maturing loans under the Term Loan A Facility, (v) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder, (vi) except to the extent permitted by the foregoing, the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan A Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower and (vii) each such Revolving Facility Increase shall have the same terms, other than interest rate, unused fees and upfront fees,

Annex A – Term Sheet

as the Revolving Credit Facility; provided that in the event that the interest rate margins or unused fees for any Revolving Facility Increase (as determined by the Administrative Agent) are higher than the interest rate margins or unused fees for the Revolving Credit Facility (as determined by the Administrative Agent), then the interest rate margins or unused fees for the Revolving Credit Facility shall be increased to the extent necessary so that such interest rate margins or unused fees, as applicable, are equal to the interest rate margins or unused fees, as applicable, for such Revolving Facility Increase; provided, further, that in determining the interest rate margins applicable to the Revolving Facility Increase and the Revolving Credit Facility (x) upfront fees payable by the Borrower to the Lenders under the Revolving Credit Facility or any Revolving Facility Increase in the initial primary syndication thereof (with such upfront fees being equated to interest based on assumed four-year life to maturity) shall be included and the effects of any and all interest rate floors shall be included and (y) all customary arrangement or commitment fees payable to the Lead Arrangers (or its affiliate) in connection with the Revolving Credit Facility or to one or more arrangers (or their affiliates) of any Revolving Facility Increase shall be excluded.

Incremental Term Loans and Revolving Facility Increases will have the same Guarantees from the Guarantors and, if applicable, will be secured on a pari passu basis by the same Collateral as the other Senior Credit Facilities.

The proceeds of any Incremental Term Loans and Revolving Facility Increases may be used for general corporate purposes of the Borrower and its subsidiaries.

Documentation:	The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and if applicable, appropriate pledge documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet. The Financing Documentation shall (i) contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Term Sheet and otherwise be subject to the Limited Conditionality Provision and in a form that will not impair the availability of the Senior Credit Facilities on the Closing Date, (ii) give due regard to operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industries, practices, the Borrower’s business plan and matters disclosed in the Acquisition Agreement and (iii) reflect operational, agency, assignment and related provisions not specifically set forth in this Term Sheet and not in contravention of anything specifically set forth in this Term Sheet that are customarily included in credit agreements with respect to which the Administrative Agent acts as administrative agent.

Annex A – Term Sheet

Guarantors:	The obligations of (a) the Borrower under the Senior Credit Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements entered into between such Credit Party and any counterparty that is a Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Guaranteed Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed direct and indirect domestic restricted subsidiary of the Borrower (each a “Guarantor”; such guarantee being referred to as a “Guarantee”); provided that Guarantors shall not include, (a) (i) any direct or indirect domestic subsidiary of a foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Internal Revenue Code (a “CFC”) or (ii) any domestic subsidiary that owns directly or through one or more entities that are disregarded for U.S. federal income tax purposes no material assets other than the capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs (a “Domestic Foreign Holding Company”), (b) unrestricted subsidiaries, (c) immaterial subsidiaries, (d) special purpose entities used for securitization facilities permitted under the Financing Documentation, and (e) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation with an unaffiliated third party binding on such subsidiary at the time such restricted subsidiary is acquired (and not entered into in contemplation thereof), from guaranteeing the Senior Credit Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Security:	The Guaranteed Obligations shall be unsecured; provided that if the Borrower’s corporate family rating from Moody’s is below Ba1 and from S&P is below BB+ at any time (the “Ratings Downgrade”), then the Borrower shall deliver notice to the Administrative Agent of such Ratings Downgrade and (i) to the extent the Ratings Downgrade occurs prior to the Closing Date, the Guaranteed Obligations will be required (subject to the Limited Conditionality Provision) to be secured on the Closing Date or (ii) to the extent the Ratings Downgrade occurs after the Closing Date, the Guaranteed Obligations will be required to be secured within 90 days (or 20 business days with respect to the equity interests of material U.S. subsidiaries) of occurrence of the Ratings Downgrade (or such longer period as may be agreed by the Administrative Agent), in each case by valid and perfected first priority (subject to certain

Annex A – Term Sheet

customary exceptions satisfactory to the Lead Arrangers and set forth in the Financing Documentation) security interests in and liens on 100% of the equity interests of all present and future restricted subsidiaries directly held by any Credit Party (which pledge, in the case of the equity interests of any foreign subsidiary that is a CFC or any Domestic Foreign Holding Company, shall be limited to 65% of the voting stock of such foreign subsidiary or such Domestic Foreign Holding Company and 100% of the non-voting stock of such foreign subsidiary or such Domestic Foreign Holding Company, as the case may be), and all products, proceeds and profits of the foregoing (collectively, the “Collateral”).

Notwithstanding the foregoing, (i) assets will be excluded from the Collateral in circumstances where the Administrative Agent and the Borrower reasonably agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by applicable law and (ii) the Collateral shall exclude any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, in consultation with (but without the consent of) the Administrative Agent.

Notwithstanding the foregoing, the Credit Parties shall not be required, nor shall the Administrative Agent be authorized (A) to enter into any control agreement with respect to any Collateral or (B) to enter into any local law documents with respect to any equity interests of an immaterial subsidiary.

Final Maturity:	The final maturity of the Revolving Credit Facility will occur on the 5th anniversary of the Closing Date (the “Revolving Credit Maturity Date”), and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date; provided that, if (i) any of the Borrower’s existing 1.375% Convertible Senior Unsecured Notes due 2020 (the “Convertible Notes”) remain outstanding on October 2, 2019 (the “Springing Maturity Date”) and (ii) on the Springing Maturity Date, (A) the Borrower and its restricted subsidiaries (on a consolidated basis) have unrestricted cash and cash equivalents (when taken together with any cash or cash equivalents held in a Convertible Note Repayment Account (as defined below)) of less than an amount equal to 175% of the then outstanding principal amount of the Convertible Notes or (B) the Borrower has not deposited cash and cash equivalents received as the result of the incurrence of other debt or issuance of equity of the Borrower in an amount sufficient to satisfy the cash repayment obligation under the Convertible Notes (assuming, in the case of conversion, that such Convertible Notes are net share settled) in an account with the trustee for the Convertible Notes or in another segregated account in a manner otherwise reasonably acceptable to the Administrative Agent, in each case solely to be used for the purpose of repaying the Convertible Notes (each, a “Convertible Note Repayment Account”), then the Revolving Credit Maturity Date shall occur on the Springing Maturity Date.

Annex A – Term Sheet

The final maturity of the Term Loan A Facility will occur on the 5th anniversary of the Closing Date (the “Term Loan A Maturity Date”); provided that, if (i) any of the Convertible Notes remain outstanding on the Springing Maturity Date, and (ii) on the Springing Maturity Date, (A) the Borrower and its restricted subsidiaries (on a consolidated basis) have unrestricted cash and cash equivalents (when taken together with any cash or cash equivalents held in a Convertible Note Repayment Account) of less than an amount equal to 175% of the then outstanding principal amount of the Convertible Notes or (B) the Borrower has not deposited in a Convertible Notes Repayment Account, cash and cash equivalents received as the result of the incurrence of other debt or issuance of equity of the Borrower in an amount sufficient to satisfy the cash repayment obligation under the Convertible Notes (assuming, in the case of conversion, that such Convertible Notes are net share settled), then the Term Loan A Maturity Date shall occur on the Springing Maturity Date.

Notwithstanding anything to the contrary set forth herein, the Financing Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans of the Borrower be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Lender shall have the right to agree to extend the maturity date of its commitments under the Revolving Facility and loans under the Term Loan A Facility without the consent of any other Lender; provided that (i) all such requests shall be made pro rata to all Lenders within the applicable relevant class and (ii) no event of default exists immediately prior to or after giving effect thereto. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted except for interest rates, fees, amortization (which may result in a longer (but not shorter) weighted average life than the existing class), final maturity date (which may be no earlier than the existing class), provisions permitting optional and mandatory prepayments to be directed first to the non-Extended Loans prior to being applied to Extended Loans and certain other customary provisions to be agreed. Extended Loans shall not be subject to any financial tests or “most favored nation” pricing provisions.

Amortization:	Commencing with the first full fiscal quarter ended after the Closing Date, the Term Loan A Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 10% of the original principal amount of the Term Loan A Facility with the remainder due on the Term Loan A Maturity Date.

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Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.
Mandatory Prepayments:

Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid following the Closing Date with:

(a)    within ten (10) business days after receipt thereof, 100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its subsidiaries; and

(b)    within ten (10) business days after receipt thereof, 100% of the net cash proceeds of certain non-ordinary course asset sales, insurance and condemnation recoveries by the Borrower or any of its restricted subsidiaries (including the issuance by any such subsidiary of any of its equity interests), subject to exceptions to be agreed (including in excess of thresholds per transaction and per fiscal year to be agreed) and subject to the right to reinvest 100% of such proceeds, if such proceeds are reinvested in the business, including in permitted acquisitions and other investments or capital expenditures within 12 months, and other exceptions to be set forth in the Financing Documentation.

All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan A Facility and any Incremental Term Loans on a pro rata basis and second, to prepay outstanding loans under the Revolving Credit Facility with no permanent reduction in the commitment under the Revolving Credit Facility. All such mandatory prepayments of the Term Loan A Facility and any Incremental Term Loans will be applied to the remaining scheduled amortization payments in direct order of maturity.

Any Lender under the Term Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment under clause (b) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

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Optional Prepayments and Commitment Reductions:	Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Term Loan Facility or any Incremental Term Loan Facility will be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof) and may be applied to any Term Loan Facility or any Incremental Term Loan, in any case, as directed by the Borrower.

Conditions to Closing and Initial Extensions of Credit:	The making of the initial extensions of credit under the Senior Credit Facilities will be subject solely to satisfaction of the conditions precedent set forth (a) in the “Conditions to All Extensions of Credit” section below and (b) in the Conditions Annex.

Conditions to All Extensions of Credit:	Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date, (subject, on the Closing Date, to the Limited Conditionality Provision) and (b) after the initial funding on the Closing Date, no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit; provided that in the case of any Incremental Term Loan or Revolving Facility Increase incurred to finance a “limited condition acquisition,” the conditions to the availability or funding of such facilities shall be limited to (a) the accuracy of the “Specified Representations” (as conformed to apply to such acquisition) and (b) the absence of a payment or bankruptcy event of default.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only (except that the representation regarding no use of proceeds in violation of sanctions will be applicable to all subsidiaries) and be subject to materiality thresholds and exceptions to be mutually agreed upon): organizational and legal status; accuracy of historical and pro forma financial statements; capital structure; organizational power and authority; no default; with respect to the Senior Credit Facility, no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations; margin regulations; the Investment Company Act; the PATRIOT Act; environmental laws; OFAC and sanctions; FCPA and anti-corruption laws; payment of taxes; ownership of properties; intellectual property; insurance; solvency; absence of any material adverse change (after the Closing Date); if applicable, creation, perfection and priority of liens; and accuracy of disclosure.

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Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only (except that the covenant regarding no use of proceeds in violation of sanctions will be applicable to all subsidiaries) and be subject to materiality thresholds and exceptions to be mutually agreed upon): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA, OFAC, FCPA and the PATRIOT Act); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial and collateral reporting (including annual audited financial statements within 90 days of the end of each fiscal year (unqualified as to scope of audit or going concern) and quarterly unaudited financial statements for the first three fiscal quarters of each fiscal year within 45 days of the end of such fiscal quarter (in each case, accompanied by covenant compliance certificates), and updated budgets for the fiscal year then in progress within 60 days of the end of the preceding fiscal year); management letters; use of commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower; additional Guarantors and Collateral; and further assurances.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only and be subject to materiality thresholds and exceptions to be mutually agreed upon): limitation on debt (including disqualified equity interests), provided that there will be an exception for unlimited unsecured debt subject to (i) pro forma compliance with the financial covenants and pro forma absence of an Event of Default and (ii) in the case of the incurrence of any Funded Debt (as defined below) (other than any refinancing of the Convertible Notes or other Indebtedness in an amount not to exceed the then outstanding principal amount of Convertible Notes or other Indebtedness together with any accrued and unpaid interest and premium thereon plus other reasonable amounts paid, and fees and expenses (including any upfront fees and original issue discount) reasonably incurred, in connection with such refinancing) in an aggregate principal amount in excess of $600 million, the Guaranteed Obligations will be required to be secured by the Collateral, provided, further that there shall be a general requirement that debt above a threshold to be agreed shall not have terms that are more restrictive than the Senior Credit Facilities (as reasonably determined by the Borrower in consultation with the Administrative Agent); limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments (collectively,

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“Investments”), provided there shall be an exception for unlimited Investments subject to pro forma compliance with the financial covenants and pro forma absence of an Event of Default; limitation on dividends, distributions, redemptions and repurchases of equity interests (collectively, “Restricted Payments”), provided that there shall be exceptions for (i) unlimited Restricted Payments subject to (x) no Ratings Downgrade or (y) the Borrower and its restricted subsidiaries having unrestricted cash and cash equivalents, on a pro forma basis, in excess of $500 million and, in either case, no Default or Event of Default on a pro forma basis, (ii) normal announced quarterly dividends consistent with past practice (including dividend increases consistent with past practice but, for the avoidance of doubt, not special or other one-time dividends), (iii) repurchases of the Borrower’s common stock to offset vesting of options and other awards under the Borrower’s equity incentive plans and (iv) repurchases of the Borrower’s common stock within 12 months of the Closing Date to offset dilution resulting from the Equity Issuance; limitation on fundamental changes and asset sales and other disposition (including, without limitation, sale-leaseback transactions), provided there shall be an exception for unlimited asset sales and other dispositions subject to pro forma compliance with the financial covenants and customary limitations with respect to receipt of 75% cash consideration (including assumption of indebtedness and a customary designated non-cash cash consideration basket to be agreed) and fair market value; limitation on prepayments, redemptions and purchases of contractually subordinated or lien subordinated debt or, to the extent the Guaranteed Obligations are secured by liens on the Collateral, unsecured debt (collectively, “Junior Debt”), provided that there shall be exceptions for (i) unlimited prepayments, redemptions and purchases of Junior Debt subject to (x) no Ratings Downgrade or (y) the Borrower and its restricted subsidiaries having unrestricted cash and cash equivalents, on a pro forma basis, in excess of $500 million and, in either case, no Default or Event of Default on a pro forma basis and (ii) refinancing of Junior Debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; and limitation on amendment of organizational documents and Junior Debt documents.

Financial Covenants:

Limited to the following financial maintenance covenants:

(a) Maximum Total Leverage Ratio of 3.50 to 1.00 subject to step-downs to 3.25 to 1.00 and 3.00 for fiscal periods ending on or after April 30, 2017 and April 30, 2018, respectively;

(b) Minimum Interest Coverage Ratio of 3.50 to 1.00;

The financial covenants will apply to the Borrower and its subsidiaries on a consolidated basis with definitions to be mutually

Annex A – Term Sheet

agreed. The Total Leverage Ratio will generally be calculated on a “gross” basis (i.e. not net of cash or cash equivalents); provided that during the period commencing on July 5, 2019 and ending on January 1, 2020, the Total Leverage Ratio shall be calculated net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries if and to the extent (i) any of the Convertible Notes remain outstanding at the time of such calculation, (ii) the amount of cash and cash equivalents to be netted does not exceed the outstanding principal amount of the Convertible Notes at the time of such calculation, (iii) such cash and cash equivalents were received as the result of the incurrence of other debt or issuance of equity of the Borrower and (iv) such cash and cash equivalents are held in a Convertible Notes Repayment Account.

“Funded Indebtedness” means funded indebtedness for borrowed money and obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, indebtedness of others secured by liens on property of (or guaranteed by) the Borrower or any of its restricted subsidiaries, obligations under drawn letters of credit, the capitalized amount of any synthetic lease obligations, purchase money indebtedness and the principal portion of capital leases of Borrower and its restricted subsidiaries; provided, that Funded Indebtedness shall exclude, without limitation, any hedging obligations, lease obligations in connection with any sale leaseback transaction, undrawn letters of credit, intercompany loans, earnout obligations to the extent not then due and payable and if not recognized as debt on balance sheet in accordance with GAAP and other exceptions to be mutually agreed consistent with the Documentation Principles

“Consolidated Total Funded Indebtedness” means, with respect to Borrower and its restricted subsidiaries, the outstanding amount of Funded Indebtedness of the Borrower and its restricted subsidiaries on a consolidated basis.

For purposes of calculating Consolidated EBITDA, “Consolidated EBITDA” as used herein shall be defined in a manner to be mutually agreed, consistent with the Documentation Principles, but in any event shall include, without duplication, add-backs for (1) extraordinary, unusual or non-recurring charges, expenses or losses, (2) other non-cash charges, expenses or losses subject to customary limitations, (3) carveout costs, restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, severance costs, transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, (4) “run rate” synergies, operating expense reductions and other operating improvements and cost savings in connection with (i) acquisitions (including the commencement of activities constituting such business), (ii) material dispositions (including the termination

Annex A – Term Sheet

or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and/or (iii) other operational changes (including, to the extent applicable, from the Transactions or any restructuring), in each case, so long as certified by a financial officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following any such acquisition, disposition or operational change, (5) other accruals, payments and expenses (including legal, tax, structuring and other costs and expenses) related to (i) the Transactions and (ii) other non-ordinary course of business acquisitions, investments, dividends, dispositions, consolidations, recapitalizations, or issuances or amendments of debt or equity permitted under the Financing Documentation, whether or not consummated, (6) any non-cash increase in expenses due to purchase accounting, (7) proceeds of business interruption insurance received in cash during such period, (8) charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period, (9) letter of credit fees, (10) such other adjustments consistent with Regulation S-X and (11) stock option and other equity-based compensation expenses; provided that the aggregate amount of addbacks pursuant to clauses (3), (4) and (5)(ii) above shall be capped at 15% of Consolidated EBITDA (prior to giving effect to such addbacks).

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) interest expense (excluding non-cash interest expense under ASC 470-20) of Borrower and its restricted subsidiaries on a consolidated basis.

Unrestricted Subsidiaries:	The Financing Documentation will contain provisions pursuant to which, subject to limitations on loans, advances and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrower) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject solely to the following terms and conditions: (a) after giving effect to any such designation or re-designation (including after the reclassification of debt of or liens on assets of the applicable subsidiary), no default or event of default shall be continuing, (b) in the case of the designation of a subsidiary as an unrestricted subsidiary, (i) the subsidiary to be so designated does not (directly, or indirectly through its subsidiaries) own any equity interests or indebtedness of, or own or hold any lien on any property of, the Borrower or any of its restricted subsidiaries and (ii) neither the Borrower nor any of its restricted subsidiaries shall at any time be directly or indirectly liable for any indebtedness that provides that the holder thereof may (with the passage of time or

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notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any indebtedness, lien or other obligation of any unrestricted subsidiary (including any right to take enforcement action against such unrestricted subsidiary), and (c) pro forma compliance with the financial covenants. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Financing Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA or compliance with the financial covenant. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof and shall be subject to the negative covenants restricting investments.

The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and shall be subject to the negative covenants restricting indebtedness and liens.

Events of Default:	Limited to the following (with materiality thresholds, exceptions and cure periods to be mutually agreed, and except as otherwise expressly indicated, to be applicable to the Borrower and its restricted subsidiaries or significant subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; inaccuracy of representation or warranty in any material respect; non-performance of covenants and obligations with customary grace periods; cross-default and cross-acceleration to debt for borrowed money in excess of $75 million; change of control; bankruptcy or insolvency; impairment of security; ERISA; default judgments in excess of $75 million; and actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Customary for facilities of this type and in any event consistent with the Documentation Principles, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation, including for the avoidance of doubt, EU Bail-In provisions), changes in capital adequacy and capital and liquidity requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign

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regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and Participations:

(a)    Revolving Credit Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees (to be defined in the Financing Documentation) in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

(b)    Term Loan Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees in respect of the Term Loan Facility and any Incremental Term Loan in a minimum amount equal to $1 million.

(c)    Consents: The consent of the Borrower will be required for any assignment unless (i) a payment or bankruptcy (with respect to the Borrower) Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility, to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund and (ii) in respect of the Term Loan Facility or any Incremental Term Loan Facility, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(d)    No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries. No assignments may be made to any Defaulting Lender.

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Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facilities (the “Required Lenders”); provided, that if any Lender shall be a Defaulting Lender (to be defined in the Financing Documentation) at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments and Waivers:

Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest, fees or other amounts, (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) except with respect to an extension made pursuant to the following paragraph, any pro rata sharing provisions, (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral (if any) or Guarantees and (c) the consent of the majority of the Lenders under the Revolving Credit Facility shall be required with respect to waivers of the conditions precedent to funding under the Revolving Credit Facility.

On or before the final maturity date of each of the Senior Credit Facilities, the Borrower shall have the right to extend the maturity date of all or a portion of the Facilities with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower (which may include an increase in the interest rate and/or fees for Lenders providing the extension); it being understood that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Senior Credit Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Financing Documentation (limited, in the case of legal fees, to the

Annex A – Term Sheet

reasonable and documented out-of-pocket fees, disbursements and other charges of the one primary counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single local counsel to the Commitment Parties acting in multiple jurisdictions) or otherwise retained (except in the context of enforcement) with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify and hold harmless the Administrative Agent, the Commitment Parties, the Lenders and each of their respective affiliates, and the directors, officers, employees, partners, counsel, representatives, advisors and agents and each of their respective heirs, successors or assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including reasonable and documented legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters in connection with the Facilities Documentation or the Transactions (including, without limitation, the execution and delivery of the Financing Documentation, the use of proceeds of the Senior Credit Facilities and the closing of the Transactions), and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, expenses and charges of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, of a single counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Parties) on demand as they are incurred in connection with any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) as determined by a court of competent jurisdiction in a final and non-appealable decision, the willful misconduct, bad faith or gross negligence of such Indemnified Party or any of such Indemnified Party’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, or other representatives, in each case who are involved in or aware of the Transactions, (ii) a material breach of the obligations of such Indemnified Party or any of such Indemnified Party’s affiliates under the Financing Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes between and among Indemnified Parties to the extent such disputes do not arise from any act or omission of the Borrower or any of its affiliates

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(other than claims against an Indemnified Party acting in its capacity as an agent or arranger or similar role under the Senior Credit Facilities unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Party). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equity holders or creditors or an Indemnified Party and whether or not an Indemnified Party is otherwise a party thereto. None of the Indemnified Parties or the Borrower will be liable for any indirect, consequential, special, exemplary or punitive damages in connection with the Financing Documentation or any other element of the Transactions; provided that nothing in this sentence shall limit the Borrower’s indemnity and reimbursement obligations.

Governing Law; Exclusive Jurisdiction and Forum:	The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arrangers and the Administrative Agent:	Cahill Gordon & Reindel LLP.

Annex A – Term Sheet

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

A.     Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on one business day’s notice and will be in minimum amounts to be agreed upon.

B.     LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or twelve months if available and agreed to by all relevant Lenders) as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the applicable Interest Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any) and in no event shall LIBOR or the Federal Funds Rate be less than 0.00%. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

Schedule I to Annex A

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans plus 2.00% per annum and in each case, shall be payable on demand.

Interest Margins:

The applicable interest margins (the “Interest Margins”) will be:

(a)    in the case of the Revolving Credit Facility, initially, 1.50% for LIBOR Rate Loans and 0.50% for Base Rate Loans; and

(b)    in the case of the Term Loan A Facility, 1.50% for LIBOR Rate Loans and 0.50% for Base Rate Loans;

provided that after the date on which the Borrower will have delivered financial statements for the first full fiscal quarter after the Closing Date, the Interest Margin with respect to the Term Loan A Facility and the Revolving Credit Facility will be determined in accordance with the applicable Pricing Grid set forth below.

Commitment Fee:	A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders. Swingline loans will, for purposes of the Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. Such Commitment Fee will initially be 0.30% per annum and after delivery of financial statements for the first full fiscal quarter ending after the Closing Date will be determined in accordance with the applicable Pricing Grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:	The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:	The Lead Arrangers and the Administrative Agent will receive such other fees as will have been agreed in a fee letter among them and the Borrower.

Schedule I to Annex A

Pricing Grid:	The applicable Interest Margins and the Commitment Fee with respect to the Revolving Credit Facility shall be based on the Total Leverage Ratio pursuant to the following grid:

Level	Total Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Less than 1.75 to 1.00	1.00%	0.00%	0.20%
II	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	1.25%	0.25%	0.25%
III	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	1.50%	0.50%	0.30%
IV	Greater than or equal to 2.75 to 1.00	1.75%	0.75%	0.35%

The applicable Interest Margins and the Commitment Fee shall be based on Level III of the Pricing Grid until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Closing Date.

Schedule I to Annex A

ANNEX B

$900 MILLION

SENIOR CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction or waiver (by the Lead Arrangers) of the following conditions precedent:

1. Subject to the Limited Conditionality Provision, the Financing Documentation, which shall be consistent, in each case, with the Commitment Documents and shall be otherwise reasonably satisfactory to the Lead Arrangers and the Borrower, will have been executed and delivered by the Credit Parties, and the Administrative Agent shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), customary evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party, in each case to the extent applicable) and a customary officer’s certificate.

2. Subject to the Limited Conditionality Provision and only to the extent the Guaranteed Obligations are required to be secured by the Collateral on the Closing Date pursuant to the Term Sheet, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral (including receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers and all UCC financing statements to be filed in the applicable government UCC filing offices) shall have been executed and delivered by the Credit Parties and, if applicable, be in proper form for filing.

3. Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) that is continuing.

4. The Acquisition shall have been consummated, or be consummated substantially concurrently with the initial funding of the Senior Credit Facilities, in all material respects in accordance with the Acquisition Agreement, without giving effect to any waiver, modification or consent by the Buyer thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Lead Arrangers), it being understood that, (a) any increase in the cash portion of the purchase price for the Acquisition shall be deemed to be materially adverse to the interests of the Lenders unless funded solely by the issuance by Borrower of common equity or otherwise approved by the Lead Arrangers, (b) any change in the third party beneficiary rights applicable to the Lead Arrangers and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders) unless approved by the Lead Arrangers, and (c) any reduction in the purchase price of, or consideration for, the Acquisition is not materially adverse to the interests of the Lenders or the Lead Arrangers, but any reduction in the cash consideration shall be applied to reduce the amount of Term Loans.

Annex I to Exhibit C-1

5. The Lead Arrangers shall have received:

(a) with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (it being understood that the Lead Arrangers hereby acknowledge receipt of all audited financial statements referred to in this clause (a)(i) for the fiscal years ended October 26, 2013, November 1, 2014 and October 31, 2015) and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(b) with respect to the Acquired Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (it being understood that the Lead Arrangers hereby acknowledge receipt of all audited financial statements referred to in this clause (b)(i) for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015) and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial information pursuant to clause (a)(ii) above has been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); and

(d) a certificate, dated as of the Closing Date and after giving effect to the Transactions, substantially in the form attached as Annex C, from the chief financial officer (or other officer with equivalent duties) of the Borrower.

6. The Lead Arrangers shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that in each case has been requested in writing at least 10 business days prior to the Closing Date.

7. The Closing Date shall not occur on a date that is earlier than the 37th business day following the date of the Commitment Letter. The Borrower agrees to make its management available to attend the primary bank meeting related to the syndication of the Senior Credit Facilities on or prior to April 22, 2016.

8. To the extent invoices are delivered at least 1 business day prior to the Closing Date, all fees and expenses due to the Lead Arrangers, the Administrative Agent and the Lenders required to be paid under the Commitment Letter and the Fee Letter on the Closing Date (including the fees and expenses of counsel for the Lead Arrangers and the Administrative Agent) will have been paid.

Annex B – Conditions Annex

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9. The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

Annex B – Conditions Annex

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ANNEX C

SOLVENCY CERTIFICATE

[        ], 2016

Pursuant to Section [    ] of Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                    ], the undersigned [chief financial officer] [other officer with equivalent duties] of the Borrower hereby certify as of the date hereof, solely on behalf of the Borrower and not in their individual capacity and without assuming any personal liability whatsoever, that:

1.	I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Borrower and its Subsidiaries.

2.	On the Closing Date, after giving effect to the Transaction, the Borrower and its Subsidiaries (on a consolidated basis) (a) have assets with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value greater than the amount that will be required to pay their liability on their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

Annex B – Conditions Annex

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IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

Annex B – Conditions Annex